Exhibit 99.1

FOR IMMEDIATE RELEASE

NEW YORK CANYON DRILL PROGRAM UPDATE

Las Vegas, Nevada, December 14, 2004 - Aberdene Mines Limited (OTCBB: ABRM) is pleased to announce that diamond drill hole No. 04-2 is currently drilling at a depth of 950 feet on the New York Canyon Copper Project located in Mineral County Nevada. Drill hole No. 04-2 is being drilled on a site which Aberdene has under option, and can acquire a 100% interest, which contains part of the Copper Queen deposit. This hole is being drilled approximately 320 feet from two of Conoco's (Continental Oil Company) mineralized drill holes. Conoco's hole No. 42 intersected 1020 feet of 0.41% copper and 0.012% molybdenum, and hole No. 44 intersected 300 feet of 0.44% copper and 0.004% molybdenum.

Drilling to date on hole No. 04-2 has intersected zones of disseminated and massive sulphide mineralization containing chalcopyrite, pyrite, and magnetite, with some molybdenum also observed. Aberdene expects hole No. 04-2 to bottom between 1200 feet to 1500 feet within the next 10 days. Drill core samples are being sent to American Assay and Environmental Laboratory's located in Sparks, Nevada for assaying.

Aberdene's drill hole No. 04-2 is being drilled to confirm the continuity of the mineralization and grade which Conoco used to calculate the current estimated resource of the Copper Queen deposit which is currently at 142 million tons of 0.35% copper and 0.015% molybdenum. As noted by Aberdene's on-site consulting geologist, Mr. Jay Santos, the previous exploration activities did not consistently assay for molybdenum, gold and silver, although random assays indicated significant values of these metals. Where data was available, the detailed assaying of molybdenum was about twice that of geochemical molybdenum. On the current program, all mineralized sections are being split and assayed for copper, gold, silver and molybdenum.

Conoco ceased work on the Copper Queen deposit when copper prices collapsed, and when they where unable to acquire key pieces of ground. For the first time in the project's history, the operator now controls all the strategic properties, all the mineralized areas, and the improved market prices of both copper and molybdenum greatly enhance the projects value.

About New York Canyon

Aberdene Mines Ltd.'s strategic land position is located in the New York Canyon area, Mineral County, Nevada. The Company has, under option from Nevada Sunrise LLC, the rights to explore both the unpatented and patented mineral claims representing approximately 4,890 acres comprising the New York Canyon Copper Project. The project is regionally located south of the old mining district of Santa Fe in the southeastern part of Mineral County, Nevada. The deposit is located seven miles east of the village of Luning and 32 road miles from the town of Hawthorne. Additionally, the property is about 5 miles SSE of the Santa Fe Gold Mine, a former heap leach mine operated by Homestake Mining Co.

On behalf of the Board of Directors
ABERDENE MINES LTD.
Brent Jardine, President

For more information contact:	Aberdene Mines Ltd.
Investor Relations	101 Convention Centre Drive - Suite 700
Kirin Capital Corp.	Las Vegas, Nevada 89109
info@kirincapital.com	T: (702) 939-5389
1-866-843-8911	F: (702 221-0904

Disclaimer: This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Aberdene Mine's expectations, and Aberdene Mines expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to close the acquisition of mineral exploration properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.